FIRST DEFINED SECTOR FUND

                               12b-1 SERVICE PLAN

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The following 12b-1 Service Plan (the "Plan") has been adopted  pursuant to Rule
12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), by First Defined Sector Fund (the "Company") for its series (each a "fund" and collectively, the "funds") listed on Schedule A attached hereto. The Plan has been approved for each Fund by a majority of the Company's Trustees, including a majority of the Trustees who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "non-interested Trustees"), cast in person at a meeting called for the purpose of voting on such Plan or agreements.

SECTION 1.      ANNUAL FEES.

     Each fund shall compensate Nike Securities L.P. (the "Distributor") a service fee not to exceed 0.25% (1/4 of 1%) per annum of the average daily net assets of each fund which is to be paid on a monthly basis.

     The Distributor may use the service fee to compensate various insurance companies for providing account services to policy owners. These services include (i) establishing and maintaining policy owner accounts, (ii) answering inquiries, (iii) providing other personal services to policy owners, (iv) providing information periodically to contract owners showing their interest in the separate account or subaccounts thereof that invest in the Company or any funds thereof, (v) addressing inquiries of contract owners relating to investing, exchanging or transferring, or redeeming interests under the variable contracts, which inquiries may relate to the Company or any Funds thereof, (vi) providing explanations to contract owners regarding fund investment objectives and policies and other information about the Company or any funds thereof, including the performance of the funds, (vii) delivering any prospectuses, statements of additional information or annual or semi-annual reports relating to the Company, and (viii) delivering any notices of shareholder meetings and proxy statements accompanying such notices in connection with general and special meetings of shareholders of the Company under which contract owners may have voting rights and tabulating the votes of contract owners tendering voting instructions to the separate account.

SECTION 2.      EXPENSES NOT COVERED BY THE PLAN.

     First Trust Advisors, L.P. may use any portion of its advisory fee to compensate the Distributor for expenses incurred in connection with the sales and distribution of a fund's interests including, without limitation, compensation of its sales force, expenses of printing and distributing prospectuses to persons other than shareholders or policy owners, expenses of preparing, printing and distributing advertising and sales literature and reports to shareholders and policy owners used in connection with the sale of a fund's shares, certain other expenses associated with the distribution of shares of the funds, and any distribution-related expenses that may be authorized from time to time by the Board of Trustees.

     All such expenses covered by the Plan shall be deemed incurred whether paid directly by the Distributor or by a third party to the extent reimbursed therefor by the Distributor.

SECTION 3.      WRITTEN REPORTS.

     The Distributor shall furnish to the Trustees, for their review, on a quarterly basis, a written report of the monies paid by any fund under the Plan or any related agreement and the purposes therefor, and shall furnish the Trustees with such other information as the Trustees may reasonably request in connection with payments made by any fund under the Plan or any related agreement in order to enable the Trustees to make an informed determination of whether the Plan should be continued.

SECTION 4.      TERMINATION.

     The Plan may be terminated at any time with respect to a given fund, without penalty, by a vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting interests of the applicable fund. Any agreement related to the Plan, including the Distribution Agreement may be likewise terminated, without penalty, by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities on not more than 60 days' written notice to any other party to the agreement. Such agreement shall also terminate automatically in the event of its assignment. Once terminated, no further payments shall be made under the Plan notwithstanding the existence of any unreimbursed current or carried forward distribution expenses.

SECTION 5.      AMENDMENTS.

     The Plan may not be amended to increase materially the amount to be spent for distribution and servicing of a given fund's shares without approval by a majority of the outstanding voting shares of the applicable fund. All material amendments to the Plan and any related distribution agreement shall be approved by the Trustees and the non-interested Trustees cast in person at a meeting called for the purpose of voting on any such amendment.

SECTION 6.      SELECTION OF INDEPENDENT TRUSTEES.

     So long as the Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Company shall be committed to the discretion of such disinterested Trustees.

SECTION 7.      EFFECTIVE DATE OF PLAN.

     The Plan shall take effect as of the date hereof and, unless sooner terminated, shall continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by the Trustees, including the non-interested Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

SECTION 8.      PRESERVATION OF MATERIALS.

     The Company will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 3 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

SECTION 9.      MEANINGS OF CERTAIN TERMS.

     As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act by the Securities and Exchange Commission.

SECTION 10.     NON-LIABILITY OF TRUSTEES AND CERTAIN PERSONS.

         The Declaration of Trust (the "Declaration") for the Company is on file with the Secretary of State of the Commonwealth of Massachusetts, and the Declaration was, and this agreement is, executed or made by or on behalf of the Company by the Trustees or officers and not individually. The obligations of the Declaration and this agreement are not binding upon any Trustee, officer or Shareholder of the Company individually and are binding only upon the assets and property of the Company.

Adopted: December 11, 2000



                                   SCHEDULE A

1.  First Trust Financial Services Portfolio
2.  First Trust Life Sciences Portfolio
3.  First Trust Technology Portfolio